Exhibit 10.7

First Amendment to Senior Advisor Agreement

This amendment (the “First Amendment”) to the Senior Advisor Agreement by and between Brad Miles (“Miles”) and Lightlake Therapeutics Inc. (the “Company”) dated January 22, 2013 (the “Agreement”) is entered into on February 24, 2015, and hereby amends the terms of the Agreement.

WHEREAS Miles is a Senior Advisor to the Company;

WHEREAS the Company has requested that Miles provide additional Services (as defined in the Agreement);

WHEREAS Miles has received compensation deemed by the Company to be inadequate to retain Miles as a Senior Advisor;

WHEREAS the Company seeks to retain Miles as a Senior Advisor; and

WHEREAS the Company seeks to provide Miles with additional incentive to remain a Senior Advisor and perform the Services;

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby mutually agree to this First Amendment as follows:

1)	Miles shall provide the Services to the Company until December 31, 2016 (the “Term End Date”), unless the Agreement is terminated as per the terms of the Agreement or the terms herein.

2)	Any compensation granted herein to Miles shall be in addition to any other option compensation previously granted by the Company to Miles.

3)	Until the Term End Date the Company shall pay Miles Ten Thousand United States Dollars (US$10,000.00) for each calendar quarter that Miles provides Services to the Company (the “Quarterly Payment”), unless the Agreement is terminated as per the terms of the Agreement or the terms herein. The first Quarterly Payment shall be paid to Miles within three (3) business days of the date of this Amendment. Unless the Agreement is terminated as per the terms in the Agreement or the terms herein, subsequent Quarterly Payments shall be paid to Miles within twenty (20) business days of April 1, 2015, July 1, 2015, October 1, 2015, January 1, 2016, April 1, 2016, July 1, 2016, and October 1, 2016. All Quarterly Payments due to Miles shall be wired to Miles according to the following instructions:

Brad Miles

117 Sandcherry Court

Pickering, Ontario Canada, L1V 6V8

Bank of Montreal

726 Kingston Rd., Unit 1

Pickering West

Pickering Ontario Canada, L1V 1A9

Account#:

Swift Code:

Routing#:

4)	The following language in Paragraph 3 of the Agreement:

“Such Options shall be exercisable in the form of Notice of Stock Option Grant attached as Exhibit A hereto, which Options may be exercised, where applicable, pursuant to the form of Notice of Exercise of Stock Option (the “Exercise Notice”) attached as Exhibit B hereto.”

is hereby deleted and replaced with the following language:

“Exercise of these Options shall occur by Miles’s: (i) surrendering the exercised Options at the then current official address listed in securities filings of the Company together with a properly completed and signed Notice of Exercise of Stock Option (as per Exhibit B), and (ii) providing via email a readable .pdf or scan of all of the documentation set forth in (i) to the following email addresses: roger.crystal@lightlaketherapeutics.com and kevin.pollack@lightlaketherapeutics.com.”

5)	Miles shall follow all Company policies and procedures and comply with all laws and regulations.

6)	The Agreement may be terminated at any time by the Company effective immediately by written or electronic notice by the Company, if Miles:

(a)        Commits any serious breach, or repeat (after previous written warning, which warning may be provided via email) of any breach, or is guilty of a continuing breach of any of the terms of the Agreement; or

(b)        Is guilty of any serious misconduct or willful neglect in the discharge of Miles’s obligations under the Agreement; or

(c)        Is declared bankrupt; or

(d)        Is convicted of any criminal offense (except minor traffic violations), which the Board of Directors of the Company (the “Board”) reasonably believes materially and/or adversely affects Miles’s ability to continue; or

(e)        Is convicted of any offense relating to insider dealing or any serious breach of any of the laws or regulations, as determined by the Board; or

(f)        Is the subject of, or cause the Company to be the subject of, a serious penalty or reprimand imposed by any regulatory authority by which the Company is governed or to which its activities are subject; or

(g)       Engages in any act of moral turpitude, including, but not limited to, an act of dishonesty, theft, or misappropriation of Company property, insubordination, or any act injuring, abusing, or endangering others, as determined by the Board.

7)	In the event of termination of the Agreement, the Company shall not be obligated to provide any further compensation to Miles.

8)	The Company and Miles each agrees to release, indemnify and hold harmless the other party from and against any third party claims for any loss, damages, liability, costs, or expenses, including reasonable attorney fees, arising from or relating to any negligence, wrongful acts or omissions by the other party or their respective officers, directors or employees.

9)	During the course of Miles’s engagement as a Senior Advisor, from time to time, Miles is likely to obtain knowledge of trade secrets and other confidential information with regard to the business and financial affairs of the Company and its subsidiaries, whether currently existing or not, (together the “Group”) and its customers’ and suppliers’ details, and Miles has obtained such information while rendering past Services to the Company (collectively, the “Confidential Information”). Accordingly, Miles shall not (except in the proper course of his duties hereunder) at any time (such obligation continuing indefinitely), divulge any Confidential Information to any person, firm, corporation, or entity whomsoever other than as required by law or legal or similar proceedings, or as required to conduct the duties and responsibilities set forth in the Agreement. Miles shall use his best endeavors to prevent the unauthorized publication or disclosure of Confidential Information, and shall not use for his own purposes, or for any purposes other than those of the Company Confidential Information (which have come to Miles’s knowledge while rendering past Services to the Company and that may come to Miles’s knowledge during or in the course of the engagement hereunder or Miles’s engagement with any subsidiary of the Company). Such Confidential Information shall, without limitation, be deemed to include the following:

(a)       Any knowledge or information relating to any trade secret, process, invention, or concerning the business or finances of the Group or any dealings relating thereto;

(b)        Transactions or affairs of any of the Group, or of any officers, directors, shareholders, or employees of the Group, or any other information of a confidential character (including such information belonging to or relating to any third party);

(c)        Any information concerning the structure and format of the Group’s products, promotions, and services;

(d)        Any confidential business methods of the Group;

(e)        Any confidential pricing information or any information relating to prospective or actual tenders for contracts with prospective or actual suppliers or customers of the Group;

(f)        Any confidential client or customer lists of the Group; and

(g)        Any document or data of the Group marked confidential or which Miles might reasonably expect to be of a confidential nature.

All articles, notes, sketches, computer programs, plans, memoranda, records, and any other documents (whether in hard or electronic form) or copies thereof provided to, created or used by Miles in relation to any Confidential Information shall be and remain the property of the Company, or the relevant subsidiary of the Company, and shall be delivered together with all copies thereof, to the Company or as it shall direct from time-to-time, on demand, promptly after the Term End Date, or immediately when the Agreement is terminated.

The obligations in this Paragraph 9 shall not apply to information that is in the public domain other than by reason of breach of this Paragraph 9.

Miles’s obligations under this Paragraph 9 shall, with respect to each subsidiary of the Company, whether currently existing or not, constitute a separate and distinct covenant in respect of which Miles hereby covenant with the Company as trustee for each such other company.

Each of the sub-paragraphs of this Paragraph 9 shall be separate, distinct, and severable from each other. In the event that any of the sub-paragraphs is held void but would be valid if any part of the wording thereof were deleted, such restriction shall apply with such deletions as may be necessary to make it valid and effective.

10)	This First Amendment, together with any other documents incorporated herein by reference, including the Agreement, and related exhibits and schedules, constitutes the sole and entire agreement of the parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

11)	The Agreement, as amended by this First Amendment, may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to the Agreement or, in the case of waiver, by the party or parties waiving compliance.

12)	This First Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in New York in any legal suit, action or proceeding arising out of or based upon this First Amendment or the Services and/or compensation provided hereunder.

13)	If any term or provision of this First Amendment is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this First Amendment or invalidate or render unenforceable such term or provision in any other jurisdiction

14)	This First Amendment may be executed in multiple counterparts and by facsimile signature or by email of a PDF document, each of which shall be deemed an original and all of which together shall constitute one instrument.

IN WITNESS WHEREOF the parties have executed this First Amendment this 24th day of February 2015.

LIGHTLAKE THERAPEUTICS INC.

BY: /s/ Kevin Pollack

Name: Kevin Pollack

Title: CFO

Address: 445 Park Avenue, 9th Floor, New York, NY 10022

Email Addresses (for electronic Notice): Both kevin.pollack@lightlaketherapeutics.com and roger.crystal@lightlaketherapeutics.com

BRAD MILES

/s/ Brad Miles

Federal Tax Id. No./Social Security No.: N/A

Email Address (for electronic Notice):

Address: 117 Sandcherry Court, Pickering, Ontario Canada, L1V 6V8

Phone Number: 905-509-2372